FINAL April 20, 2010

Contact:

Investors Maggie Morris (508)236-1069 mmorris2@sensata.com	News Media Linda Megathlin (508)236-1761 lmegathlin@sensata.com

SENSATA TECHNOLOGIES HOLDING N.V. ANNOUNCES FIRST QUARTER 2010 RESULTS

•	First quarter 2010 net revenue was $377.1 million, an increase of 57.8% from the first quarter 2009 net revenue of $239.0 million.

•	First quarter 2010 Adjusted Net Income[1] was $69.2 million, or $0.44 per diluted share, versus first quarter 2009 Adjusted Net Income[1] of $5.7 million, or $0.04 per diluted share.

•	First quarter 2010 net income was $27.3 million, or $0.17 per diluted share, versus first quarter 2009 net loss of $10.2 million, or ($0.07) per diluted share.

•	March 31, 2010 cash balance was $508.2 million, an increase of $359.8 million from December 31, 2009 cash balance of $148.5 million.

Almelo, The Netherlands – April 21, 2010 - Sensata Technologies Holding N.V. (NYSE: ST) (the “Company”) announces results of its operations for the first quarter 2010.

Highlights of the Quarter Ended March 31, 2010

First quarter 2010 net revenue was $377.1 million, an increase of $138.1 million, or 57.8%, from the first quarter 2009 net revenue of $239.0 million.

Tom Wroe, Chairman and Chief Executive Officer, said, “We had a very strong first quarter.  We saw our fourth consecutive quarter of growth in net revenue and our second quarter of year over year growth.  We had momentum coming into 2010 and we feel our first quarter results reflect this momentum.”  Mr. Wroe added, “The growth in our business during the first quarter compared to the first quarter of 2009 came from increased content in the applications we serve (13%), mature market growth (14%), emerging market opportunities (14%), inventory replenishment (16%), and the remainder in pricing, foreign exchange and other variables.”

First quarter 2010 Adjusted Net Income1 was $69.2 million, or $0.44 per diluted share, which is 18.3% of net revenue, versus the first quarter 2009 Adjusted Net Income1 of $5.7 million, or $0.04 per diluted share, which is 2.4% of net revenue.

First quarter 2010 net income was $27.3 million, or $0.17 per diluted share, versus a net loss of $10.2 million, or ($0.07) per diluted share, for the same period in 2009.

The Company spent $20.5 million, or 5.4% of net revenue, on research, development and engineering related costs in the first quarter of 2010.  These costs reside in both the cost of revenue and the research and development lines of our Statement of Operations and drive our future growth.

Quarter ending cash balance of $508.2 million is significantly higher than the fourth quarter 2009 ending cash balance of $148.5 million as a result of the net proceeds from our recent initial public offering and due to cash generated from operations during the quarter.  The Company generated cash of $35.6 million from operations, used cash of $5.5 million in investing activities and generated cash of $329.6 million from financing activities.

The Company’s cash conversion cycle, which is defined as days sales outstanding (DSO) plus days on hand inventory (DOH) less days payable outstanding (DPO), was 47.0 days at the end of the first quarter compared to 47.4 days at December 31, 2009.

The Company recorded a tax provision of $11.2 million for the first quarter 2010.  Of the $11.2 million, approximately $2.6 million, or 3.8% of Adjusted Net Income1, relates to taxes that are payable in cash and the remaining tax provision relates primarily to deferred tax expense attributable to amortization of tax deductible goodwill.

The Company’s indebtedness at March 31, 2010 was $2.1 billion, excluding capital leases.  The Company’s net debt was $1.6 billion resulting in a leverage ratio of 4.2x.  As of March 31, 2010, the Company was in compliance with all of its financial ratios and reporting covenants included in its debt agreements related to its primary operating subsidiary, Sensata Technologies B.V.

Jeff Cote, Chief Financial Officer, said “We continue to focus on our margin, cash management and capital structure.  We will continue to see Adjusted Net Income margin expansion as the full impact of the reduction of debt resulting from the use of a portion of the IPO proceeds translates to a reduction of interest expense.”

Recent Developments

On April 1, 2010, Sensata Technologies B.V. (“ST B.V.”), a wholly-owned subsidiary of the Company, announced the issuance of redemption notices with respect to a portion of its 8% Senior Notes and all of its 11.25% Senior Subordinated Notes.  A total of $138.6 million of the 8% Senior Notes, on a pro-rata basis, and all of the outstanding 11.25% Senior Subordinated Notes, were called.  The redemption date for both series of notes is May 1, 2010.

On March 10, 2010, the Company announced the pricing of its initial public offering at a price to the public of $18.00 per share.  The Company’s ordinary shares began trading on the New York Stock Exchange under the ticker symbol “ST” on March 11, 2010 and the IPO closed on March 16, 2010.  The over-allotment of 4,740,000 ordinary shares was fully exercised by the underwriters and closed on April 14, 2010.

On February 26, 2010, ST B.V. announced a modified Dutch auction tender offer for its 8% Senior Notes, 9% Senior Subordinated Notes and 11.25% Senior Subordinated Notes.  On March 26, the results were announced.  The aggregate principal amount tendered of the notes on the settlement date of March 29 was approximately $96.7 million.

Guidance
The Company said it anticipates net revenue of $370 to $390 million for the second quarter 2010, which represents a 45 to 53% growth over the second quarter 2009 net revenue of $255.4 million.  Excluding the impact of inventory replenishment in the first quarter 2010 of approximately $13 million, the second quarter 2010 guidance implies net revenue growth of 2 to 7% sequentially.  The Company also said it expects to achieve net income of $7 to $13 million, or earnings per share calculated in accordance with generally accepted accounting principles of $0.04-$0.07 per diluted share in the second quarter 2010.  In addition, the Company expects Adjusted Net Income1 of $72 to $79 million, or $0.41-$0.44 per diluted share for the second quarter 2010.  This guidance assumes a sharecount of 177.7 million for the second quarter 2010, which is up from our Q1 sharecount of 156.7 million.

The earnings per share guidance in accordance with generally accepted accounting principles excludes any potential gain or loss resulting from the movement of the Euro to U.S. dollar exchange rate and the impact on our Euro denominated debt.

1See Non-GAAP Measure for discussion of Adjusted Net Income which includes a reconciliation of this measure to Net Income/(Loss).

Company Earnings Conference Call
The Company will conduct a conference call today at 8:00 AM eastern time to discuss the financial results for its first quarter 2010.  The U.S. dial in number is 888-812-8595 and the non-U.S. number is 913-312-0722.  The passcode is 5804924.  A live webcast of the conference call will also be available on the investor relations page of the Company’s web site, at http://investors.sensata.com.  For those unable to participate in the conference call, a replay will be available for one week following the call.  To access the replay, the U.S. dial in number is 888-203-1112 and the non-U.S. dial in number is 719-457-0820.  The replay passcode is 5804924.  Replays of the call will be available by webcast for an extended period of time at the company’s website, at http://investors.sensata.com.

About Sensata Technologies Holding N.V.

Sensata Technologies Holding N.V. is one of the world’s leading suppliers of sensing, electrical protection, control and power management solutions.  Majority-owned by affiliates of Bain Capital Partners, LLC, a leading global private investment firm, and its co-investors, Sensata employs approximately 9,500 people in nine countries. Sensata’s products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, air-conditioning, data, telecommunications, recreational vehicle and marine applications. For more information, please visit Sensata’s web site at www.sensata.com.

Safe Harbor Statement

This earnings release contains forward-looking statements which may involve risks or uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.  Such forward-looking statements include, among other things, our anticipated results for the second quarter of 2010.  Factors that might cause these differences include, but are not limited to, risks associated with: worldwide economic conditions; competitive pressures; adverse developments in the automotive industry; fundamental changes in the industries in which the Company operates; continued pricing and other pressures from our customers; the loss of one or more suppliers of raw materials; non-performance by suppliers; pricing and other pressures from customers; the Company’s ability to protect its intellectual property; litigation and disputes involving the Company, including the extent of product liability and warranty claims asserted against the Company; labor disruptions and increased labor costs; the Company’s dependence on third parties for transportation, warehousing and logistics services; compliance with Section 404 of the Sarbanes-Oxley Act of 2002; environmental, safety and governance regulations or concerns; changes in existing environmental and/or safety laws, regulations and programs; integration of acquired companies; unfunded benefit obligations; the Company’s failure to comply with the covenants contained in the credit agreement governing its subsidiary’s senior secured credit facility or its other debt agreements; the Company’s ability to secure financing to operate and grow its business or to explore opportunities; and fluctuations in foreign currency exchange, commodity and interest rates.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made; and we undertake no obligation to publicly update or revise any forward-looking statements, whether to reflect any future events or circumstances or otherwise.  For a discussion of potential risks and uncertainties, please refer to the risk factors listed in our SEC filings.  Copies of our filings are available from our Investor Relations department or from the SEC website, www.sec.gov.

Non-GAAP Measure

Adjusted Net Income is a non-GAAP financial measure.  We calculate Adjusted Net Income by adjusting GAAP Net Income/(Loss) to exclude charges associated with becoming a stand-alone company and an SEC registrant following the April 27, 2006 sale of the sensors and controls business of Texas Instruments Incorporated to affiliates of Bain Capital Partners LLP, gains and losses on currency translation on debt, expenses incurred in connection with acquisitions, other significant items, noncash interest, deferred income taxes and depreciation and amortization expense related to asset step-up and intangible assets.  We believe Adjusted Net Income provides investors with helpful information with respect to the performance of our operations and management uses Adjusted Net Income to evaluate its ongoing operations and for internal planning and forecasting purposes. Adjusted Net Income is not a measure of liquidity.  See the tables below which reconcile Net Income/(Loss) to Adjusted Net Income, Net Income/(Loss) per share to Adjusted Net Income per share and Projected GAAP Earnings per share to Projected Adjusted Net Income per share.

The following (unaudited) table reconciles Sensata Technologies Holding N.V.’s Net Income/(Loss) to Adjusted Net Income and Net Income/(Loss) per share to Adjusted Net Income per share for the first quarter 2010 and 2009:

($ in 000s)	Three Months Ended March 31, 2010		Three Months Ended March 31, 2009

Net Income/(Loss)	$27,310	$0.17	$(10,199)	$(0.07)
Acquisition, integration & financing costs and other significant items	―	―	4,058	0.03
Impairment of goodwill and intangible assets	―	―	19,867	0.14
Restructuring associated with downsizing	―	―	10,776	0.07
Stock compensation and management fees	―	―	1,202	0.01
IPO related costs	51,306	0.33	―	―
(Gain)/loss on currency translation on debt and other hedges	(57,648)	(0.37)	(69,584)	(0.48)
Asset step-up and intangible asset depreciation and amortization expense	37,032	0.24	40,010	0.27
Deferred income tax and other tax expense	8,556	0.05	6,888	0.05
Non-cash interest expense	2,623	0.02	2,635	0.02
Adjusted Net Income	$69,179	$0.44	$5,653	$0.04
Weighted average shares outstanding used in adjusted net income[1] per share calculation		156,696		144,057

The following (unaudited) table reconciles Sensata Technologies Holding N.V.’s projected GAAP earnings per share to projected Adjusted Net Income per share for the second quarter 2010:

	Three Months Ended
	June 30, 2010
	Low End	High End
Projected GAAP earnings per share	$0.04	$0.07
IPO related costs	0.09	0.09
(Gain)/loss on currency translation on debt and other hedges*	-	-
Asset step-up and intangible asset depreciation and amortization expense	0.21	0.21
Deferred income tax and other tax expense	0.06	0.06
Non-cash interest expense	0.01	0.01
Total adjustments	0.37	0.37
Projected Adjusted Net Income earnings per share	$0.41	$0.44
Weighted average shares outstanding used in adjusted net income[1] per share calculation	177,700	177,700

*The earnings per share guidance in accordance with GAAP excludes any potential gain or loss resulting from the movement of the Euro to U.S. dollar exchange rate and the impact on our Euro denominated debt.

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Operations
(Unaudited)

($ in 000s)
	Three Months	Three Months
	Ended	Ended
	March 31, 2010	March 31, 2009
Net revenue	$377,137	$239,016
Operating costs and expenses:
Cost of revenue	232,783	161,344
Research and development	4,930	5,163
Selling, general and administrative	77,891	31,629
Amortization of intangible assets & capitalized software	36,136	38,804
Impairment of goodwill and intangible assets	-	19,867
Restructuring	699	11,488
Total operating costs and expenses	352,439	268,295
Profit/(loss) from operations	24,698	(29,279)
Interest expense, net	(33,377)	(42,160)
Currency translation gain and other, net	47,185	69,142
Income/(loss) from continuing operations before taxes	38,506	(2,297)
Provision for income taxes	11,196	7,641
Income/(loss) from continuing operations, net of taxes	27,310	(9,938)
Loss from discontinued operations, net of taxes	-	(261)
Net income/(loss)	$27,310	$(10,199)

Net income/(loss) per share:
Basic	$0.18	$(0.07)
Diluted	$0.17	$(0.07)

Weighted-average common shares outstanding
Basic	150,211	144,057
Diluted	156,696	144,057

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Balance Sheets
(Unaudited)

($ in 000s)
	March 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$508,247	$148,468
Accounts receivable, net of allowances	208,347	180,839
Inventories	132,849	125,375
Deferred income tax assets	12,458	12,419
Prepaid expenses and other current assets	22,231	19,627
Assets held for sale	238	238
Total current assets	884,370	486,966
Property, plant and equipment, net	213,366	219,938
Goodwill	1,530,506	1,530,570
Other intangible assets, net	830,521	865,531
Deferred income tax asset	5,573	5,543
Deferred financing costs	36,973	41,147
Other assets	18,922	17,175
Total assets	$3,520,231	$3,166,870

Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt, capital lease and other financing options	$245,709	$17,139
Accounts payable	131,328	122,834
Income taxes payable	7,177	8,384
Accrued expenses and other current liabilities	105,948	91,741
Accrued profit sharing	596	600
Deferred income taxes	739	823
Total current liabilities	491,497	241,521
Deferred income tax liabilities	173,139	165,477
Pension and post-retirement benefit obligations	48,786	49,525
Capital lease and other financing obligations, less current portion	39,981	40,001
Long-term debt, less current portion	1,856,595	2,243,686
Other long-term liabilities	38,378	39,502
Total liabilities	2,648,376	2,779,712
Shareholders’ equity
Shareholders’ equity	871,855	387,158
Total liabilities and shareholders’ equity	$3,520,231	$3,166,870

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Operations
(Unaudited)

($ in 000s)
	Three Months	Three Months
	Ended	Ended
	March 31, 2010	March 31, 2009
Cash flows from operating activities:
Net income/(loss)	$27,310	$(10,199)
Net loss from discontinued operations	-	(261)
Net income/(loss) from continuing operations	27,310	(9,938)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation	10,804	11,072
Amortization of deferred financing costs	2,293	2,383
Currency translation gain on debt	(60,116)	(68,955)
Loss on repurchase of outstanding Senior and Senior Subordinated Notes	8,098	-
Share-based compensation	20,064	201
Amortization of intangible assets and capitalized software	36,136	38,804
(Gain)/loss on disposition of assets	(135)	83
Deferred income taxes	7,509	7,017
Impairment of goodwill and intangible assets	-	19,867
Increase/(decrease) from changes in operating assets and liabilities	(16,368)	62,451
Net cash provided by operating activities from continuing operations	35,595	62,985
Net cash used in operating activities from discontinued operations	-	(233)
Net cash provided by operating activities	35,595	62,752
Cash flows from investing activities:
Additions to property, plant and equipment and capitalized software	(5,684)	(4,319)
Proceeds from sale of assets	232	-
Net cash used in investing activities	(5,452)	(4,319)
Cash flows from financing activities:
Proceeds from common stock issuance	433,423	-
Proceeds from exercise of stock options	2,514	-
Proceeds from revolving credit facility	-	48,250
Advances to shareholder	-	(19)
Payments on U.S. and Euro term loan facility	(3,717)	(3,688)
Payments on capitalized lease and other financing obligations	(479)	(408)
Payments for repurchase of outstanding Senior and Senior Subordinated Notes	(102,105)	-
Net cash provided by financing activities	329,636	44,135
Net change in cash and cash equivalents	359,779	102,568
Cash and cash equivalents, beginning of period	148,468	77,716
Cash and cash equivalents, end of period	$508,247	$180,284

SENSATA TECHNOLOGIES HOLDING N.V.

Notes to (unaudited) Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Cash Flows

Basis of Presentation
The accompanying (unaudited) Condensed Consolidated Statement of Operations, Condensed Balance Sheets and Condensed Statement of Cash Flows do not include all of the information and note disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. The accompanying financial information reflects all normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the results of our operations for the interim periods presented. This information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s registration statement on our Form S-1 and the interim financial statements included in the Company’s Form 10-Q that will be filed for the period ended March 31, 2010.

U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements.  Estimates used will change as new events occur or additional information is obtained.  Actual results could differ from those estimates.